EXHIBIT 5

                     [LETTERHEAD OF DAVIS POLK & WARDWELL]


                November 16, 1998


The Chubb Corporation
15 Mountain View Road
PO Box 1615
Warren, New Jersey 07061-1615

Dear Sirs:

We are acting as special counsel for The Chubb Corporation in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to $50,000,000 of Deferred Compensation Obligations (the "Obligations") issuable in accordance with the Executive Deferred Compensation Plan as referred to in such Registration Statement (the "Plan").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of this Opinion.

Upon the basis of the foregoing, we are of the opinion that the Obligations issuable pursuant to the Plan, when issued in accordance with the Plan will be duly authorized and validly issued.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


               Very truly yours,
               /s/ Davis Polk & Wardwell